PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                          February 16, 1996 Rule 424(b)(3)

                           Morgan Stanley Group Inc.

                      GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due February 1999

The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due February 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                               INTEREST ACCRUAL DATE:            INTEREST PAYMENT DATES:
   Pound Sterling10,000,000                      February 23, 1996                 Each February 23, May 23, August
                                                                                   23 and November 23 commencing on
MATURITY DATE:                                                                     May 23, 1996 or if such day is not a
February 23, 1999, or if such day is            INITIAL INTEREST RATE:             Business Day, the next succeeding
not a Business Day, the next succeeding          To be determined at               Business Day
Business Day                                    approximately 11 a.m. on the
                                                date of issuance
                                                                                  INTEREST RESET PERIODS:
SETTLEMENT AND DATE OF                          INITIAL INTEREST RESET             The first Interest Reset Period will be
ISSUANCE:                                       DATE:                              the period from and including May
 February 23, 1996                               May 23, 1996                      23, 1996 to but excluding the
                                                                                   immediately succeeding Interest
                                                MAXIMUM INTEREST RATE:             Payment Date.  Thereafter, the
ISSUE PRICE:                                     N/A                               Interest Reset Periods will be the
  99.918%                                                                          periods from and including an
                                                                                   Interest Payment Date to but
                                                MINIMUM INTEREST RATE:             excluding the immediately succeeding
SPECIFIED CURRENCY:                              N/A                               Interest Payment Date
  U.K. Sterling

                                                INITIAL REDEMPTION DATE:          INTEREST RESET DATES:
BASE RATE:  LIBOR                                N/A                               Each Interest Payment Date


INDEX MATURITY:  3 Months                       INITIAL REDEMPTION                CALCULATION AGENT:
                                                PERCENTAGE:  N/A                   Chemical Bank, N.A. (London
                                                                                   branch)
SPREAD (PLUS OR MINUS):
 Plus 0.20% per annum                           ANNUAL REDEMPTION
                                                PERCENTAGE REDUCTION:             INDEX CURRENCY:
                                                N/A                                 U.K. Sterling
ALTERNATE RATE EVENT
SPREAD:  N/A
                                                OPTIONAL REPAYMENT                TOTAL AMOUNT OF OID:
                                                DATE(S):                            N/A
SPREAD MULTIPLIER:  N/A                           N/A

                                                                                  ORIGINAL YIELD TO MATURITY:
COMMON CODE: 6425305                            REFERENCE SCREEN:                   N/A
ISIN: XS0064253056                                TELERATE 3750

OTHER PROVISIONS:                                                                 INITIAL ACCRUAL PERIOD OID:
Accrued interest will be computed on                                                N/A
an actual/365 (fixed) day basis

The "Interest Determination Date" for                                             DENOMINATIONS:
each Interest Reset Date shall be at                                                Pound Sterling500,000
approximately 11 a.m. (London time)
on such Interest Reset Date

Notwithstanding any other provision to
the contrary, interest on the Notes will continue to accrue to, but will exclude, the Maturity Date, and will cease to accrue thereafter

Supplemental Information Concerning Plan of Distribution:

   Each Agent has represented and agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act; (ii) it has complied with and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

   Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             Morgan Stanley & Co.
                             International Limited